EXHIBIT (H) (III) UNDER FORM N-1A

                                            EXHIBIT (10) UNDER ITEM 601/REG. S-K

                          ACCOUNTING AGENCY AGREEMENT





      THIS ACCOUNTING AGENCY AGREEMENT is made as of                      ,

2007, between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York ("BBH"), and BBH TRUST (on behalf of each of its series (each a "Fund" and collectively, the "Funds").


      WHEREAS, the Funds are registered as management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act'); and


      WHEREAS, the Funds desire to retain BBH to perform certain accounting and recordkeeping services on behalf of the Funds, and BBH is willing to render such services.


      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:


      1.    Employment of BBH.  The Funds hereby employ and appoint BBH to act as fund accounting agent on the terms set forth in this Agreement, and BBH accepts such appointment.


      2.    Delivery of Documents.  The Funds will (i) furnish BBH with properly certified or authenticated copies of resolutions of the Funds' Board of Trustees authorizing the appointment of BBH to provide certain fund accounting services to the Fund and approving this Agreement; (ii) provide BBH with any other documents of resolutions (including but not limited to directions or resolutions of the Funds' Board of Trustees) which relate to or affect BBH's performance of its duties hereunder or which BBH may reasonably request; and (iii) notify BBH promptly of any matter affecting the performance by BBH of its services under this Agreement.


      3.    Recordkeeping and Calculation of Net Asset Value.  BBH shall compute and determine the net asset value per share of the Funds as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instructions.  Such computation and determination shall be made in accordance with (1) the provisions of the Funds'

Declaration of Trust and By-Laws, as they may from time to time be amended and delivered to BBH, (2) to votes of the Board of Trustees of the Funds at the time in force and applicable, as they may from time to time be delivered to BBH, and

(3) Proper Instructions.  On each day that BBH shall compute the net asset value per share of the Funds, BBH shall verify that portfolio transactions have been recorded in accordance with the Funds' instructions and are reconciled with the

Funds' trading records.


      In computing the net asset value, BBH shall rely upon information (1) as to accrual of liabilities of the Funds and as to liabilities of the Funds not appearing on the books of account kept by BBH, (2) as to the existence, status and proper treatment of reserves, if any, authorized by the Funds, (3) as to commercially reasonable sources of quotations to be used in computing the net asset value, (4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available, and (5) as to the sources of information with respect to "corporate actions" affecting portfolio securities of the Funds, (Information as to "corporate actions" shall include information as to dividends, distributions, stock splits, stock dividends,

rights offerings, conversions, exchanges, recapitalizations, mergers,

redemptions, calls, maturity dates and similar transactions, including the ex-

and record dates and the amounts or other terms thereof).  In the exercise of its duties under this paragraph 3, BBH is authorized to use the Authorized

Sources set forth in Appendix A to this Agreement.


      4.    Expenses and Compensation.  For the services to be rendered and the facilities to be furnished by BBH as provided for in this Agreement, the Funds shall pay BBH for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the

Funds and BBH.  In addition to such fee, BBH shall bill the Funds separately for any out-of-pocket disbursements of BBH.  Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services;

telephone; telecommunications; printing, duplicating and photocopying charges;

forms and supplies; filing fees; legal expenses; and travel expenses.  The foregoing fees and disbursements shall be billed to the Funds by BBH and shall be paid promptly by wire transfer or other appropriate means to BBH.


      5.    Standard of Care.  BBH shall be held only to the exercise of reasonable care in computing and determining net asset value as provided in this

Agreement, but shall not be held accountable or liable for any losses or damages the Funds or any shareholder or former shareholder of the Funds or any other person may suffer or incur arising from or based upon errors or delays in the determination of such net asset value resulting from any event beyond the reasonable control of BBH unless such error or delay was due to BBH's negligence or reckless or willful misconduct in determination of such net asset value. (The parties hereto acknowledge, however, that BBH's causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct.)  In no event shall BBH be liable or responsible to the Funds, any present or former shareholder of the Funds or any other person for any error or delay which continued or was undetected after the date of an audit performed by the certified public accountants employed by the Funds if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.  BBH's liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Funds, shareholder or former shareholder shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses to Funds shall incur in connection with correcting the records of the Funds affected by such error

(including charges made by the fund's registrar and transfer agent for making such corrections or communicating with shareholders or former shareholders of the Funds affected by such error).


      Without limiting the foregoing, BBH shall not be held accountable or liable to the Funds, any shareholder or former shareholder thereof or any person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) BBH's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Funds or (2) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by BBH from a commercially reasonable source.


      In the event of any error or delay in the determination of such net asset value for which BBH may be liable, the Funds and BBH will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Funds or its present or former shareholders,

in order that BBH's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives.  Such actions might include the Funds or BBH taking reasonable steps to collect from any shareholder or former shareholder who has received any overpayment upon redemption of shares such overpaid amount or to collect from any shareholder who has underpaid upon a purchase of shares the amount of such underpayment or to reduce the number of shares issued to such shareholder.  It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by BBH, the Funds and BBH will consider such relevant factors as the amount of the loss involved, the Funds' desire to avoid loss of shareholder good will, the fact that other persons or entities could have reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholder or former shareholder might have obtained by reason of the error, and the possibility that other parties providing services to the

Funds might be induced to absorb a portion of the loss incurred.


      6.    Limitation of Liability.


            (a)  BBH shall incur no liability with respect to any

telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers including commercially reasonable pricing sources. BBH shall also incur no liability under this Agreement if BBH or any agent or entity utilized by BBH shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control,

including but not limited to (i) any Sovereign Risk, or (ii) any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency, or (iii) any provision of any order or judgment of any court of competent jurisdiction.  A "Sovereign Risk" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation;

seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond BBH's control.


            (b) BBH shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The

                Fund hereby agrees to indemnify BBH against and hold it harmless from any and all losses, claims, damages, liabilities or

                expenses (including reasonable counsel fees and expenses)

                resulting from any act, omission, error or delay or any claim,

                demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement,

                not resulting from the willful malfeasance, bad faith or

                negligence of BBH in the performance of such obligations and duties.


            (c) Notwithstanding anything else in this Agreement to the contrary,

                BBH's entire liability to the Fund for any loss or damage

                arising or resulting from its performance hereunder or for any other cause whatsoever, and regardless of the form of action,

                shall be limited to the Fund's actual and direct out-of-pocket expenses and losses which are reasonably incurred by the Fund.

                In no event and under no circumstances shall BBH or the Funds be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission

                hereunder.


      7.    Reliance by BBH on Opinions of Counsel and Opinions of Certified

Public Accountants.


            (a)  BBH may consult with its counsel or the Fund's counsel in any case where so doing appears to BBH to be necessary or desirable.  BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the

Fund's counsel.


            (b)  BBH may consult with a certified public accountant or the

Fund's Treasurer in any case where so doing appears to BBH to be necessary or desirable.  BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or the Fund's Treasurer.


      8.    Termination.


            (a)  This Agreement shall continue in full force and effect until terminated by BBH or the Fund by an instrument in writing delivered or mailed,

postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder.  BBH shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.


      Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of BBH to a successor within the time specified in the notice of termination as aforesaid, BBH and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.


            (b)  If a party hereto shall fail to perform its duties and obligations hereunder (a "Defaulting Party") resulting in material loss to another party (the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party.

If BBH is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of BBH with respect to payment for services performed prior to such termination or rights of BBH to be reimbursed for out-of-pocket expenses.  In all cases, termination by the Non-

Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the

Defaulting Party.


            (c)  This Section 7 shall survive any termination of this Agreement,

whether for cause or not for cause.


      9.    Amendment of this Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.


      In connection with the operation of this Agreement, the Fund and BBH may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment to this Agreement.


      In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this

Agreement, which shall continue to be in force.


      The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.


      10.   GOVERNING LAW AND JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED

IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK,

WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO

IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF

NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF

MANHATTAN.


      11.   Notices.  Notices and other writings delivered or mailed postage prepaid to the Funds addressed to the Fund at 59 Wall Street, New York, New York

10004 or to such other address as the Fund may have designated to BBH in writing, or to BBH at 40 Water Street, Boston, MA  02109, Attention:  Manager,

Fund Accounting Department, or to such other address as BBH may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.


      12.   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Fund and BBH and their respective successors and assigns,

provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.


      13.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument.  This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.


      14.   Exclusivity.  The services furnished by BBH hereunder are not to be deemed exclusive, and BBH shall be free to furnish similar services to others.


      15.   Authorization.  The Funds hereby represent and warrant that the execution and delivery of this Agreement have been authorized by the Funds'

Board of Trustees and that this Agreement has been signed by an authorized officer of the Fund.


      16.   Fund Assets Only.  BBH agrees that any claims by it against the

Funds under this Agreement may be satisfied only from the assets of that Fund;

that the person executing this Agreement has executed it on behalf of the Funds and not individually, and that the obligations of the Funds arising out of this

Agreement are not binding upon such person or the Funds' shareholders individually but are binding only upon the assets and property of the applicable

Fund; and that no shareholders, directors, trustees or offices of the Funds may be held personally liable or responsible for any obligations of the Funds arising out of this Agreement.  The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.












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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


BROWN BROTHERS HARRIMAN & CO.





By:
Name:
Title:
Date:


BBH TRUST


By:
Name:
Title:






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                                   APPENDIX A

THE FOLLOWING AUTHORIZED SOURCES ARE TO BE USED FOR PRICING AND FOREIGN EXCHANGE QUOTATIONS, CORPORATE ACTIONS, DIVIDENDS AND RIGHTS OFFERINGS:

                               AUTHORIZED SOURCES

                                   BLOOMBERG
                                 EXTEL (LONDON)
                                 FUND MANAGERS
                          INTERACTIVE DATA CORPORATION
                               REPUTABLE BROKERS
                                    REUTERS
                               SUBCUSTODIAN BANKS
                                    TELEKURS
                              VALORINFORM (GENEVA)
                        REPUTABLE FINANCIAL PUBLICATIONS
                                STOCK EXCHANGES
                        FINANCIAL INFORMATION INC. CARD
                                    JJ KENNY
                                FRI CORPORATION
                         MERRILL LYNCH PRICING SERVICE
                                     MULLER
                                     BRIDGE






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